Exhibit 99.1

Resources Connection, Inc. Reports Fourth Quarter and Year-End Results for Fiscal 2017

Revenue of $148.6 million for the quarter
Net income of $4.4 million and adjusted EBITDA* of $11.0 million for the quarter
Diluted earnings per share of $0.15 for the quarter (including $0.05 per share for severance and office closures)
Company makes progress on strategic initiatives to enhance revenue and profitability

IRVINE, Calif.--(BUSINESS WIRE)--July 20, 2017--Resources Connection, Inc. (NASDAQ: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the fourth quarter and fiscal year ended May 27, 2017.

Revenue for the fourth quarter of 2017 was $148.6 million, with net income per diluted share of $0.15, including $0.05 per diluted share related to severance and office closure charges during the quarter. Revenue improved quarter-over-quarter in Europe (up 4.5%) and Asia Pacific (up 3.6%). Net income for the quarter was $4.4 million (3.0% of revenue), with an adjusted EBITDA* of $11.0 million (7.4% of revenue). The Company also paid a quarterly cash dividend of $0.11 per share, resulting in a total dividend payment of $3.3 million.

“I am pleased with the progress we made in the fourth quarter against our key strategic initiatives, in particular the reduction in force cost savings initiative and the sales transformation initiative,” said Kate Duchene, President and Chief Executive Officer of RGP. “Having made significant changes, I believe we are on the right path, and we expect to see a positive financial impact in fiscal year 2018. Overall, we had a solid year in certain markets and a down year in others. We are pleased by the strong international performance, although it is clear we still have work to do in North America. We remain focused on driving our revenue generation and we are confident that we will continue to see the benefits to our performance throughout 2018.”

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation

UPDATE ON STRATEGIC INITIATIVES

In its third quarter fiscal 2017 earnings release, the Company announced that it was implementing three strategic initiatives to improve cost containment and drive revenue growth: (1) reducing selling, general and administrative expenses by approximately $7.0 million per year, (2) improving the sales culture, accountability and business development process, and (3) redesigning the operating model to enhance client offerings.

The Company made significant progress on the first initiative, completing the cost reduction plan during the fourth quarter and implementing changes to improve its cost containment strategies without impairing revenue performance. The Company took a charge of approximately $2.4 million in the fourth quarter related primarily to severance expenses and office consolidations. Additionally, the Company is undertaking further analysis of the operating model to reveal opportunities to improve operating efficiency, and it will report on these further actions later in fiscal 2018.

The Company continues to focus on its multi-step, second initiative, to cultivate a more sophisticated and robust sales culture. During the fourth quarter, the Company began implementing new management techniques and processes and made leadership changes in five underperforming markets in North America. The Company also started to develop and expand its Strategic Client Program, with the goal of lifting revenue from targeted, long term clients, and expects the program to deliver double-digit growth in fiscal year 2018.

In addition, the Company began building out its national business development function targeting the middle market, where the Company sees significant growth opportunities. RGP will revise its management incentive program in fiscal 2018 to more heavily incentivize growth. The Company also completed in July the implementation of SalesForce in all of its offices in North America, with the goal of significantly improving its ability to drive and coordinate business development; the Company expects this initiative to be completed across the rest of the business by the end of its second quarter fiscal 2018.

Finally, the redesign of the Company’s operating model is well under way, as it continues to prioritize building its integrated solutions capabilities and delivering multi-disciplinary offerings to its clients in its three new areas of focus – M&A Integration, Technical Accounting, and Data Solutions. This focus has already delivered strong revenue growth and the Company expects this upward performance trend to continue.

FISCAL FOURTH QUARTER AND YEAR-END REVIEW

Revenue for the fourth quarter of fiscal 2017 decreased by 2.6% (1.6% constant currency) to $148.6 million compared to $152.5 million in the prior year fourth quarter. On a sequential basis, fourth quarter revenue increased by 3.3% (3.0% constant currency) from $143.8 million in the third quarter of fiscal 2017. Quarter-over-quarter constant currency results for international revenue are computed using the comparable fourth quarter fiscal 2016 conversion rates, and the sequential quarter constant currency international revenue is computed using the comparable third quarter fiscal 2017 conversion rates.

Revenue in the U.S. decreased by 3.8% quarter-over-quarter, primarily impacted by ongoing weakness in the Tri-State area. Revenue improved by 2.3% sequentially, partially reflecting the impact of the holiday season on fiscal 2017 third quarter results. International revenue improved by 3.0% quarter-over-quarter (8.1% constant currency) and 7.6% sequentially (5.7% constant currency), reflecting the Company’s improving performance overseas, and the impact of the holiday season sequentially.

Net income declined in the fourth quarter of fiscal 2017 to $4.4 million, or $0.15 per diluted share, including $0.05 per diluted share related to severance and office closure charges taken during the quarter, compared to $8.7 million, or $0.23 per diluted share, in the prior year fourth quarter. As announced previously, the Company took a charge of approximately $2.4 million ($0.05 per diluted share) related to severance expenses and office consolidations in the fourth quarter of fiscal 2017. Adjusted EBITDA was $11.0 million (7.4% of revenue) and $17.8 million (11.7% of revenue) for the quarter ended May 27, 2017 and May 28, 2016, respectively.

Gross margin was 39.1% in the fourth quarter of fiscal 2017, compared to 39.9% in the prior year fourth quarter, as a result of an unfavorable change in the bill rate/pay rate ratio and an increase in costs related to the Company’s self-insured medical program. Sequentially, gross margin increased 280 basis points from 36.3% in the third quarter of fiscal 2017, primarily due to the lack of paid holidays in the fourth quarter, decreased employer payroll taxes as the calendar year progresses and a decrease in medical coverage costs.

Selling, general and administrative expenses (“S, G & A”) for the fourth quarter of fiscal 2017 were $48.4 million (32.6% of revenue) compared to $44.4 million (29.1% of revenue) in the prior year fourth quarter and $45.4 million (31.5% of revenue) in the third quarter of fiscal 2017. As noted above, the Company took a charge of approximately $2.4 million related to severance expenses and office consolidations in the fourth quarter of fiscal 2017. Without this charge, the quarter-over-quarter increase of $1.5 million is related primarily to investments made in the fourth quarter of $1.3 million in the Company’s ongoing transformation in accordance with its strategic initiatives to improve cost containment and drive revenue growth. The sequential increase was driven by the aforementioned sales process transformation and severance costs, partially offset by a decrease in employer payroll taxes as the calendar year progresses.

Revenue for the year ended May 27, 2017 was $583.4 million compared to $598.5 million for the year ended May 28, 2016. Net income for fiscal 2017 was $18.7 million or $0.56 per diluted share, including $0.08 per diluted share related to severance charges incurred during the year for the resignation of a senior executive and the actions taken during the fourth quarter. This compares to net income for fiscal 2016 of $30.4 million or $0.81 per diluted share. Adjusted EBITDA was $43.8 million (7.5% of revenue) and $63.6 million (10.6% of revenue) for the years ended May 27, 2017 and May 28, 2016, respectively.

Cash provided by operations was $28.3 million for the year ended May 27, 2017, compared to cash provided by operations of $38.3 million for the year ended May 28, 2016. Cash provided by operations was $21.3 million for the quarter ended May 27, 2017, compared to cash provided by operations of $31.2 million for the quarter ended May 28, 2016.

In the fourth quarter of fiscal 2017, the Company paid a quarterly dividend to shareholders totaling $3.3 million ($0.11 per diluted share). For the year, the Company paid dividends of $14.2 million and purchased 7.4 million shares for $118.9 million, including the modified Dutch auction tender of 6.5 million shares of approximately $104.2 million in November 2016. Currently, the Company has a total of $125.1 million available for share purchases under its existing share repurchase program. As of May 27, 2017, the Company’s cash, cash equivalents and short-term investments were $62.3 million compared to $116.0 million at fiscal year-end May 28, 2016. The decrease reflects the use of cash to complete the Company’s tender offer in November 2016.

CONFERENCE CALL

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, July 20, 2017. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through July 27, 2017 at 855-859-2056. The conference ID number for the replay is 43167162. The call will also be archived on the RGP website for 30 days.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,300 professionals, annually serving over 1,800 clients around the world from 67 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include the Company’s expectations regarding strategic initiatives to improve cost containment and drive revenue growth. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Year Ended
	May 27,	May 28,	May 27,	May 28,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenue	$148,620	$152,515	$583,411	$598,521
Direct cost of services	90,579	91,616	362,086	366,355
Gross margin	58,041	60,899	221,325	232,166
Selling, general and administrative expenses (1)	48,425	44,360	183,471	174,806
Operating income before amortization
and depreciation (1)	9,616	16,539	37,854	57,360
Amortization of intangible assets	-	-	-	90
Depreciation expense	941	861	3,452	3,467
Operating income (1)	8,675	15,678	34,402	53,803
Interest expense	358	-	773	-
Interest income	(18)	(68)	(144)	(186)
Income before provision for income taxes (1)	8,335	15,746	33,773	53,989
Provision for income taxes (2)	3,898	7,069	15,122	23,546
Net income (1), (2)	$4,437	$8,677	$18,651	$30,443
Net income per common share:
Basic (1), (2)	$0.15	$0.24	$0.57	$0.82
Diluted (1), (2)	$0.15	$0.23	$0.56	$0.81
Weighted average common shares outstanding:
Basic	29,654	36,590	32,851	37,037
Diluted	30,234	37,102	33,471	37,608
Cash dividends declared per common share	$0.11	$0.10	$0.44	$0.40

EXPLANATORY NOTES
(1)	Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants, restricted share grants and employee stock purchases of $1.4 million and $1.3 million for the three months ended May 27, 2017 and May 28, 2016, respectively, and $6.1 million and $6.3 million for the years ended May 27, 2017 and May 28, 2016, respectively. The expense for the year ended May 27, 2017 includes approximately $400,000, or $0.01 per share, related to accelerated vesting of stock options as part of the agreement with a departing senior executive. The expense for the year ended May 28, 2016 includes approximately $900,000, or $0.01 per share, related to accelerated vesting of stock options related to Don Murray’s transition from Executive Chairman to non-employee Chairman of the Board.

(2)	The Company’s effective tax rate was approximately 47% and approximately 45% for the three months ended May 27, 2017 and May 28, 2016, respectively, and approximately 45% and approximately 44% for the years ended May 27, 2017 and May 28, 2016, respectively. The year ended May 27, 2017 includes the reversal of approximately $200,000 of tax valuation allowances and the year ended May 28, 2016 includes the reversal of approximately $290,000 of tax valuation allowances. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in thousands)

	Three Months Ended		Year Ended
	May 27,	May 28,	May 27,	May 28,
	2017	2016	2017	2016

	(Unaudited)		(Unaudited)

Net income	$4,437	$8,677	$18,651	$30,443
Adjustments:
Amortization of intangible assets	-	-	-	90
Depreciation expense	941	861	3,452	3,467
Interest expense	358	-	773	-
Interest income	(18)	(68)	(144)	(186)
Provision for income taxes	3,898	7,069	15,122	23,546
EBITDA	9,616	16,539	37,854	57,360
Stock-based compensation expense	1,410	1,252	6,068	6,280
Adjusted EBITDA	$11,026	$17,791	$43,922	$63,640
Revenue	$148,620	$152,515	$583,411	$598,521
Adjusted EBITDA Margin	7.4%	11.7%	7.5%	10.6%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)

Revenue for the Three Months Ended
May 27, 2017 GAAP	May 28, 2016 GAAP	February 25, 2017 GAAP	% Decrease May 27, 2017 vs. May 28, 2016 GAAP	% Decrease May 27, 2017 vs. May 28, 2016 Constant Currency (1)	% Increase May 27, 2017 vs. February 25, 2017 GAAP	% Increase May 27, 2017 vs. February 25, 2017 Constant Currency (2)

$148,620	$152,515	$143,844	-2.6%	-1.6%	3.3%	3.0%

(1) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the fourth quarter of fiscal 2016 and applying those rates to foreign-denominated revenue in the fourth quarter of fiscal 2017.

(2) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the third quarter of fiscal 2017 and applying those rates to foreign-denominated revenue in the fourth quarter of fiscal 2017.

EXPLANATORY NOTE

In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as-reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	May 27,	May 28,
	2017	2016

	(Unaudited)

Cash, cash equivalents and short-term investments	$62,329	$116,046
Accounts receivable, less allowances	$98,222	$97,807
Total assets	$364,128	$417,255
Current liabilities	$71,771	$70,884
Total stockholders’ equity	$238,142	$342,649
Consultant headcount, end of period	2,569	2,511
Shares outstanding, end of period	29,662	36,229

	For the Years Ended
	May 27,	May 28,
	2017	2016

	(Unaudited)

Cash flow from operating activities	$28,265	$38,262
Cash flow from investing activities	$20,409	$(2,350)
Cash flow from financing activities	$(76,876)	$(32,258)

CONTACT:
Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Investor Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com